Exhibit 99.1

Avedro, Inc. Announces Second Quarter 2019 Financial Results

Updates Full Year 2019 Revenue Guidance

Earnings Call and Webcast Previously Scheduled for Tomorrow, Thursday, August 8 Will Now Occur Today, Wednesday, August 7 at 4:30 p.m. ET as a joint call with Glaukos Corporation

WALTHAM, Mass., August 7, 2019 (GLOBE NEWSWIRE) — Avedro, Inc. (Nasdaq: AVDR) (Avedro), today reported financial results for the quarter ended June 30, 2019. The company’s earnings call and webcast previously scheduled for tomorrow, Thursday, August 8 will now occur today, Wednesday, August 7 at 4:30 p.m. ET as a joint transaction call with Glaukos Corporation.

Second Quarter Highlights

•	Second quarter 2019 revenue of $10.3 million – an increase of 63% year over year
•	Gross margin increased to 73.0% for the second quarter of 2019 vs. 56.4% for the same period in the prior year
•	U.S. Photrexa® utilization increased to 2.81 treatments per system per month for the second quarter of 2019 as compared to 2.37 in the first quarter of 2019 and 2.10 in the second quarter of 2018
•	Completed enrollment of the pivotal phase 3 clinical trial for Epi-On corneal cross-linking treatment of progressive keratoconus, with an anticipated top line data read out in the second half of 2020

“In the second quarter, we built on first quarter momentum to deliver top line growth on both an annualized and sequential basis. Our performance was the result of continued progress in driving reimbursement, customer engagement, and consequentially, increased Photrexa® utilization in the United States for the treatment of progressive keratoconus,” said Reza Zadno, President and CEO. “Through the remainder of 2019, we look forward to continuing to work with providers to further establish broad coverage and consistent payments while simultaneously driving ahead with our clinical pipeline initiatives. Given our progress to date, we expect to announce top-line data for our pivotal phase 3 Epi-On clinical trial sometime in the second half of 2020.”

Second Quarter Financial Results

Revenue for the quarter ended June 30, 2019 increased 63% to $10.3 million, from $6.3 million during the same period in 2018. The increase in revenue was primarily driven by an increase in U.S. revenue of $4.2 million, offset by a $0.2 million decrease in non-U.S. revenue.

Gross margin was 73.0% for the second quarter of 2019, as compared to 56.4% in the same period in 2018.

Operating expenses for the second quarter of 2019 increased 55% to $14.4 million, compared to $9.3 million in the second quarter of 2018. The increase in operating costs was primarily due to the expansion of our sales and reimbursement teams an increase in research and development expenses from ongoing clinical trials and costs of being a public company.

Operating loss was $6.9 million in the second quarter of 2019, as compared to $5.7 million in the same period in 2018.

Net loss was $7.4 million in the second quarter of 2019, as compared to $6.5 million in the same period in 2018.

As of June 30, 2019, we had $57.8 million of cash and cash equivalents.

Guidance for Full Year 2019

Avedro expects revenue for 2019 to be in the range of $38 million to $41 million, representing annual growth of approximately 43% at the midpoint of the range. This compares to previous expectations for 2019 revenue to be in the range of $37 million to $40 million.

Webcast and Conference Call Information

Avedro’s earnings conference call and webcast previously scheduled for tomorrow, Thursday, August 8 will now occur today, Wednesday, August 7 at 4:30 p.m. ET as a joint transaction call with Glaukos Corporation. A link to the webcast and supplemental presentation are available on the company’s website at www.avedro.com. Investors interested in listening to the conference call may do so by dialing (833) 231-8262 for domestic callers or (647) 689-4107 for international callers, using Conference ID: 3119047. A replay of the webcast will be archived on the company’s website following completion of the call.

About Avedro, Inc.

Avedro is a leading hybrid ophthalmic pharmaceutical and medical technology company focused on treating corneal disease and disorders and improving vision to reduce dependency on eyeglasses or contact lens. Avedro’s proprietary bio-activated pharmaceuticals strengthen, stabilize, and reshape the cornea to treat corneal ectatic disorders and correct refractive conditions. Avedro’s suite of single-use drug formulations are applied to the cornea and bio-activated to induce a reaction called corneal collagen cross-linking.

Additional Information and Where to Find It

In connection with the proposed transaction between Avedro and Glaukos, Glaukos will file with the SEC a registration statement on Form S-4 that will include a document constituting a prospectus of Glaukos and will also contain a proxy statement of Avedro. Avedro and Glaukos also plan to file other relevant documents with the SEC regarding the proposed transaction. After the registration statement on Form S-4 is declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to the stockholders of Avedro. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the registration statement on Form S-4 and the proxy statement/prospectus (when available) and other relevant documents filed or that will be filed by Avedro or Glaukos with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Glaukos will be available free of charge within the Investor Relations section of Glaukos’ internet website at https://investors.glaukos.com or by contacting Glaukos Investor Relations by email at investors@glaukos.com or by phone at 949-481-0510. Copies of the documents filed with the SEC by Avedro will be available free of charge within the Investor Relations section of Avedro’s internet website at https://investors.avedro.com or by contacting Avedro Investor Relations by email at investors@avedro.com or by phone at 646-924-1769.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities nor a solicitation of any vote or approval with respect to the proposed transaction or otherwise. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Participants in the Solicitation

Each of Avedro and Glaukos and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Avedro stockholders in connection with the proposed transaction. Information about Avedro’s directors and executive officers is included in Avedro’s Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on March 21, 2019, and is also included in Avedro’s Form S-1 Registration Statement filed with the SEC on January 18, 2019, as amended by Amendment No. 1 to Avedro’s Form S-1 Registration Statement filed with the SEC on February 4, 2019. Information about Glaukos’ directors and executive officers is included in its definitive proxy statement for its 2019 annual meeting of stockholders, which was filed with the SEC on April 17, 2019. Other information regarding the participants in the solicitation of proxies in connection with the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available. Investors may obtain free copies of these documents from Avedro or Glaukos as indicated above.

Use of Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements may contain words such as “believes”, “anticipates”, “estimates”, “expects”, “intends”, “aims”, “potential”, “will”, “would”, “could”, “considered”, “likely” and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements. All statements, other than historical facts, including statements regarding the expected timing of the closing of the proposed transaction and the expected benefits of the proposed transaction, are forward-looking statements. These statements are based on management’s current expectations, assumptions, estimates and beliefs. While Avedro and Glaukos believe these expectations, assumptions, estimates and beliefs are reasonable, such forward-looking statements are only predictions, and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: (i) failure of Avedro to obtain stockholder approval as required for the proposed transaction; (ii) failure to obtain governmental and regulatory approvals required for the closing of the proposed transaction; (iii) failure to satisfy the conditions to the closing of the proposed transaction; (iv) unexpected costs, liabilities or delays in connection with or with respect to the proposed transaction; (v) the effect of the announcement of the proposed transaction on the ability of

Avedro or Glaukos to retain and hire key personnel and maintain business relationships with customers, suppliers and others with whom Avedro or Glaukos does business, or on Avedro’s or Glaukos’ operating results, market price of common stock, and business generally; (vi) potential legal proceedings relating to the proposed transaction and the outcome of any such legal proceeding; (vii) the inherent risks, costs and uncertainties associated with integrating the businesses successfully and risks of not achieving all or any of the anticipated benefits of the proposed transaction, or the risk that the anticipated benefits of the proposed transaction may not be fully realized or take longer to realize than expected; (viii) competitive pressures in the markets in which Avedro and Glaukos operate; (ix) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; and (x) other risks to the consummation of the proposed transaction, including the risk that the proposed transaction will not be consummated within the expected time period or at all. Additional factors that may affect the future results of Avedro and Glaukos are set forth in their respective filings with the SEC, including each of Avedro’s and Glaukos’ most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, which are available on the SEC’s website at www.sec.gov. The risks and uncertainties described above and in Avedro’s most recent Quarterly Report on Form 10-Q and Glaukos’ most recent Quarterly Report on Form 10-Q are not exclusive and further information concerning Avedro and Glaukos and their respective businesses, including factors that potentially could materially affect their respective businesses, financial condition or operating results, may emerge from time to time. Readers are urged to consider these factors carefully in evaluating these forward-looking statements, and not to place undue reliance on any forward-looking statements. Readers should also carefully review the risk factors described in other documents that Avedro and Glaukos file from time to time with the SEC. The forward-looking statements in these materials speak only as of the date of these materials. Except as required by law, Avedro and Glaukos assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

Investor Contact:

Brian Johnston or Lynn Lewis

Phone:    631-807-1986

investors@avedro.com

Avedro, Inc.

Condensed Statement of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenue	$10,289	$6,295	$19,062	$11,449
Cost of goods sold	2,781	2,744	5,065	5,362

Gross profit	7,508	3,551	13,997	6,087
Gross margin	73.0%	56.4%	73.4%	53.2%
Operating expenses:
Selling, general and administrative	10,467	6,528	20,688	11,816
Research and development	3,901	2,755	8,186	5,709

Total operating expenses	14,368	9,283	28,874	17,525

Loss from operations	(6,860)	(5,732)	(14,877)	(11,438)
Other expense, net	(568)	(769)	(904)	(1,697)

Net loss	$(7,428)	$(6,501)	$(15,781)	$(13,135)

Net loss per share, basic and diluted	$(0.43)	$(4.63)	$(1.24)	$(9.47)

Weighted average common shares used to compute net loss per share, basic and diluted	17,110,507	1,404,598	12,763,822	1,386,357

Avedro, Inc.

Condensed Balance Sheet

(in thousands)

(unaudited)

	June 30,	December 31,
	2019	2018
Assets
Current Assets
Cash & cash equivalents	$57,838	$9,769
Accounts receivable, net	11,603	4,725
Inventories	4,922	4,259
Prepaid expenses and other current assets	2,368	1,919

Total current assets	76,731	20,672
Equipment and furniture, net	1,348	1,524
Other non-current assets	873	3,671

Total assets	$78,952	$25,867

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$1,974	$2,126
Accrued expenses and other current liabilities	5,773	6,304

Total current liabilities	7,747	8,430
Long-term liabilities
Long-term debt	20,313	19,939
Other non-current liabilities	851	2,663

Total liabilities	28,911	31,032
Convertible preferred stock	—	68,423
Total stockholders’ equity (deficit)	50,041	(73,588)

Total liabilities, convertible preferred stock and stockholders’ equity	$78,952	$25,867